                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            CHARMING SHOPPES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 27, 2002
                             ---------------------

     The Annual Meeting of Shareholders of Charming Shoppes, Inc. will be held at the Lane Bryant offices of Charming Shoppes, Inc., 5 Limited Parkway, Reynoldsburg, Ohio 43068, on Thursday, June 27, 2002 at 10:00 A.M. for the following purposes:

          1.  To elect three Class C Directors of the Company; and

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record at the close of business on May 10, 2002 will be entitled to notice of and to vote at the meeting.

     A Proxy Statement, Proxy Card, Annual Report and postage-paid return envelope are enclosed.

                                          By Order of the Board of Directors

                                          COLIN D. STERN
                                          Secretary

May 29, 2002

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND TO MAIL THE SAME IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
The Meeting.................................................    1
     General................................................    1
     Record Date and Outstanding Shares.....................    1
     Voting by Proxy........................................    1
     Quorum.................................................    1
     Revocability of Proxies................................    1
     Votes Required for Approval............................    2
Election of Directors.......................................    2
     Directors Standing for Election........................    2
     Biographical Information...............................    2
     Board Committees.......................................    4
     Compensation of Directors..............................    6
Management Compensation.....................................    7
     Summary Compensation Table.............................    7
     Option Grants in Last Fiscal Year......................    9
     Aggregated Option Exercises in Last Fiscal Year and
      Fiscal Year-End Option Values.........................   10
     Employment, Change of Control and Severance
      Agreements............................................   10
Report of the Compensation and Stock Option Committees of
  the Board of Directors on Executive Compensation..........   13
     Compensation Strategy..................................   13
     Base Salaries..........................................   14
     Annual Incentive Plan..................................   14
     Long-Term Incentive Plans..............................   15
     Other..................................................   15
     Compensation of Chief Executive Officer for the 2002
      Fiscal Year...........................................   16
     Deductibility of Compensation..........................   16
Stock Performance Chart.....................................   18
Principal Shareholders and Management Ownership.............   19
Certain Relationships and Related Transactions..............   21
Compensation Committee Interlocks and Insider
  Participation.............................................   23
Relationship with Auditors..................................   23
Audit Committee Report......................................   23
Audit and Related Fees......................................   24
Section 16(a) Beneficial Ownership Reporting Compliance.....   24
Proposals for 2003 Annual Meeting...........................   24
Cost of Solicitation........................................   24
Other Business..............................................   25
Additional Information......................................   25

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                  THE MEETING

GENERAL

     The enclosed Proxy Card is solicited by the Board of Directors of Charming Shoppes, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, June 27, 2002 at 10:00 A.M. at the Lane Bryant offices of the Company, 5 Limited Parkway, Reynoldsburg, Ohio 43068, and at any adjournments thereof (the "Meeting"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and Proxy Card and the Company's 2001 Annual Report were mailed on or about May 29, 2002 to all Shareholders entitled to vote at the Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Shareholders of record as of the close of business on May 10, 2002 are entitled to notice of and to vote at the Meeting. On May 10, 2002 there were 113,017,918 shares of Common Stock outstanding. Each Shareholder has one vote per share on all matters to be voted on.

VOTING BY PROXY

     Shares of the Company's Common Stock represented by any unrevoked Proxy in the enclosed form, if properly executed and received prior to the Meeting, will be voted in accordance with the specifications made on the Proxy. Any properly executed Proxy received on a timely basis on which no specification has been made by the Shareholder will be voted "FOR" the election as Directors of the nominees listed herein (or for such substitute nominee as may be nominated by the Board of Directors if any initial nominee becomes unavailable, which event is not anticipated), and, in the discretion of the Proxy Committee, upon all other matters requiring a vote of Shareholders which may come before the Meeting, and of which the Board of Directors was not aware a reasonable time before this solicitation, and as otherwise permitted under the Rules of the Securities and Exchange Commission ("SEC"). At the time of the mailing of this Proxy Statement, the Board of Directors had not received any notice regarding any other matter to come before the Meeting which was timely in accordance with the Company's Bylaws. The Proxy Committee consists of Dorrit J. Bern, Chairman of the Board of Directors, President and Chief Executive Officer, and Joseph L. Castle, II, a member of the Board of Directors.

QUORUM

     Presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum. There must be a quorum for the Meeting to be held. Abstentions and broker non-votes (discussed below) are counted for the purpose of determining the presence or absence of a quorum.

REVOCABILITY OF PROXIES

     Any Shareholder who executes and delivers a Proxy may revoke it at any time prior to its use by delivering a duly executed Proxy bearing a later date or by sending notice to the Secretary of the Company at the address of the Company listed above. Any Shareholder may choose to attend the Meeting and vote in person, in which case any Proxy previously executed by such Shareholder will be revoked.

VOTES REQUIRED FOR APPROVAL

     The election of Directors will be determined by a plurality of the votes cast at the Meeting. Votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Other matters properly coming before the Meeting will be determined by a majority of the votes cast. Abstentions and broker non-votes are not considered votes cast under Pennsylvania law. A broker non-vote occurs if a broker or other person holding shares on behalf of a beneficial owner does not vote on a particular item because the broker or other person does not have discretionary authority for that item and has not received instructions from the beneficial owner of the shares. Accordingly, abstentions and broker non-votes will not affect the outcome of a vote on a particular matter coming before the Meeting.

                             ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

     The Company's Restated Articles of Incorporation provide for a classified Board of Directors, consisting of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms expiring on the third succeeding Annual Meeting after such election and until their successors shall have been duly elected and qualified. The terms of the three Class C Directors, namely, Dorrit J. Bern, Alan Rosskamm and Kenneth S. Olshan, are scheduled to expire as of the date of the Meeting. At the Meeting, Dorrit J. Bern, Alan Rosskamm and Kenneth S. Olshan will be standing for election as Class C Directors for additional three-year terms and until their successors shall have been duly elected and qualified. These three Directors were last elected to the Board at the Company's Annual Meeting held on July 1, 1999.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL THE
NOMINEES.

BIOGRAPHICAL INFORMATION

     The Class C Directors standing for election are:

DORRIT J. BERN                                               Director Since 1995

     Ms. Bern, 52, has been President and Chief Executive Officer since August 23, 1995 when she joined the Company. She also served as Vice Chairman of the Board from August 23, 1995 until January 30, 1997 when she was elected Chairman of the Board. Before her employment with the Company, Ms. Bern was employed by Sears, Roebuck & Co. since 1987. She was a Divisional Vice President of Misses and Junior Sportswear, Dresses, Outerwear, Petite and Large Size Sportswear and Dresses, and Maternity until December 1992 when she was promoted to Category Vice President of Women's Apparel. In December 1993, she was promoted to Group Vice President of Women's Apparel and Home Fashions. Before joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at The Bon Marche and Joske's, divisions of Allied Department Stores, Inc. Ms. Bern is also a Director of Southern Company and Brunswick Corporation.

ALAN ROSSKAMM                                                Director Since 1992

     Mr. Rosskamm, 52, has been Chairman of the Board of Directors of Jo-Ann Stores, Inc. ("Jo-Ann") since July 1992 and has been the Chief Executive Officer and a Director of Jo-Ann for more than five years. Jo-Ann sells a wide variety of fashion and decorator fabrics, notions, patterns, sewing accessories, crafts, floral and seasonal merchandise under the Jo-Ann Fabrics and Crafts and Jo-Ann etc names.

KENNETH S. OLSHAN                                            Director Since 1999

     Mr. Olshan, 69, currently serves as a member of the Board of Directors of Footstar, Inc. and Well Gen. He has served on the boards of and provided strategic consulting services to a variety of prominent companies. Mr. Olshan was Chairman and Chief Executive Officer of Wells Rich Greene BDDP from 1990 until 1995. He also served as Chairman of Wells Rich Greene Advertising from 1982 to 1990 when the agency was acquired by BDDP, a Paris-based global communications group. Mr. Olshan is a trustee of the Central Park Conservancy.

Directors Continuing in Office:

     The following Class A Directors' terms end in 2003:

MARVIN L. SLOMOWITZ                                          Director Since 1990

     Mr. Slomowitz, 72, has served as Chief Executive Officer and Chairman of the Board of Directors of Mark Development Company, a shopping center developer, for more than five years. He also served as Chairman of the Board and Chief Executive Officer of Mark Centers Trust (the "Trust"), which is the general partner of Mark Centers Limited Partnership (the "Partnership") from June 1993 until August 1998 when the Trust and Partnership combined their real estate interests with the real estate interests of certain other entities and changed their names to Acadia Realty Trust and Acadia Realty Limited Partnership, respectively. Mr. Slomowitz continued as a member of the Board of Trustees of Acadia Realty Trust until December 1999. Acadia Realty Trust is principally engaged in the development of shopping centers.

MARJORIE MARGOLIES-MEZVINSKY                                 Director Since 1997

     Ms. Margolies-Mezvinsky, 59, has served as Chair of the Women's Campaign International since March 1998. She is a senior lecturer at the Fels Center of Government at the University of Pennsylvania and a Woodrow Wilson Visiting Fellow at Princeton University. Ms. Margolies-Mezvinsky also served as President of the Women's Campaign Fund and the Women's Campaign Research Fund from March 1996 to February 1998. In 1995 she served as Director of the United States Delegation to the United Nations Fourth World Conference on Women. From 1992 to 1994, she served as the United States representative from Pennsylvania's 13th Congressional District in the 103rd Congressional Session. Before that, Ms. Margolies-Mezvinsky was a television journalist. In February 2000, Ms. Margolies-Mezvinsky was obliged to file a Bankruptcy petition under Chapter 7 of the Bankruptcy Code (following a filing of reorganization by her husband under Chapter 11 of the Bankruptcy Code) to obtain judicial relief from her portion of their joint obligations. Mr. Mezvinsky has since filed under Chapter 7 of the Bankruptcy Code. Both bankruptcy proceedings are presently in progress.

CHARLES T. HOPKINS                                           Director Since 1999

     Mr. Hopkins, 59, was associated with the public accounting firm of KPMG LLP from 1966 until 1999. During his term at KPMG LLP, Mr. Hopkins served as an audit partner and a SEC reviewing partner. From 1993 until 1998, Mr. Hopkins was managing partner of KPMG's Philadelphia Business Unit.

     The following Class B Directors' terms end in 2004:

JOSEPH L. CASTLE, II                                         Director Since 1990

     Mr. Castle, 69, was Chairman of the Company's Board of Directors for the period March 21, 1996 through January 30, 1997. He has served as Chairman of the Board of Castle Energy Corporation ("CEC") since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was President and Chairman of the Board of Directors of its predecessor (which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. Mr. Castle is a Director of Comcast Corporation and also serves as Chairman of the Board of The AHP Settlement Trust (Fen/Phen).

PAMELA S. LEWIS                                              Director Since 1998

     Dr. Lewis, 45, is the Chief Operating Officer and President-Elect of Queens College. She is scheduled to assume the office of President on July 1, 2002. From June 2000 until March 2001, Dr. Lewis was the Dean of the McColl School of Business, Queens College. From June 1997 to June 2000 she served as Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University. From 1992 to 1997 Dr. Lewis served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Lewis is a Director of C & D Technologies, Inc.

KATHERINE M. HUDSON                                          Director Since 2000

     Ms. Hudson, 55, has been President, Chief Executive Officer and Director of Brady Corporation since January 1994. Brady Corporation is a leading manufacturer and marketer of complete identification solutions which improve productivity, performance, safety and security. Its products include high-performance labels, signs, software, printers, specialty die-cut materials and data-collection systems. Before joining Brady Corporation, she was a Vice President at Eastman Kodak Company and General Manager of its Professional, Printing and Publishing Imaging Division. Her 24 years at Eastman Kodak Company included positions in finance, communication and public affairs, information systems and the management of instant photography and printing. She is a director of CNH Global N.V. and serves on the Alverno College Board of Trustees and the Medical College of Wisconsin Board of Trustees.

     Information concerning the beneficial ownership of the Company's shares of Common Stock by each nominee for election as a Director and each person whose term of office as a Director will continue is set forth under "PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP."

BOARD COMMITTEES

     The Board of Directors currently has an Audit Committee, a Compensation Committee, a Stock Option Committee, a Corporate Governance Committee and an Administration Committee.

                           BOARD COMMITTEE MEMBERSHIP

------------------------------------------------------------------------------------------------------------------------
                                                                                  CORPORATE
                          AUDIT         COMPENSATION         STOCK OPTION         GOVERNANCE         ADMINISTRATION
                        COMMITTEE         COMMITTEE           COMMITTEE           COMMITTEE             COMMITTEE
                      --------------  -----------------  --------------------  ----------------  -----------------------
------------------------------------------------------------------------------------------------------------------------
 Dorrit J. Bern                                                                                   -  X
------------------------------------------------------------------------------------------------------------------------
 Alan Rosskamm                         -  X               -  X                                    -
------------------------------------------------------------------------------------------------------------------------
 Kenneth S. Olshan                     -                  -                     -
------------------------------------------------------------------------------------------------------------------------
 Marvin L. Slomowitz                   -                  -
------------------------------------------------------------------------------------------------------------------------
 Marjorie Margolies-
 Mezvinsky                             -                  -                     -
------------------------------------------------------------------------------------------------------------------------
 Charles T. Hopkins    -  X
------------------------------------------------------------------------------------------------------------------------
 Joseph L. Castle,
 II                    -               -                  -                     -                 -
------------------------------------------------------------------------------------------------------------------------
 Pamela S. Lewis       -                                                        -  X
------------------------------------------------------------------------------------------------------------------------
 Katherine M. Hudson   -
------------------------------------------------------------------------------------------------------------------------
 * Number of
 Meetings in Fiscal
 2002                  8               6                  6                     2                 None
------------------------------------------------------------------------------------------------------------------------

- Member
X Chairperson
* The Board held eight meetings during the Company's fiscal year ended February 2, 2002. Each incumbent Director attended at least 75% of the aggregate of all meetings of the Board and Committees on which he or she served (held at a time he or she was a Director) except that Mr. Olshan attended two-thirds of such meetings. The Board and the Committees from time to time act by unanimous consent as well.

Audit Committee

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to the Company's Shareholders and other constituencies. The Audit Committee reviews the independence and performance of the Company's independent auditors and annually recommends to the Board of Directors the appointment of the independent auditors or approves any discharge of such auditors. The Audit Committee also reviews changes in the Company's accounting principles as applied in its financial reporting and the independent auditors' judgments about the quality and appropriateness of those principles. In addition, the Audit Committee oversees the Company's internal compliance programs. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee as reflected in its Charter are intended to be in compliance with the rules of the Securities and Exchange Commission and the Nasdaq listing requirements adopted in December 1999 with regard to Corporate Audit Committees.

Compensation Committee

     The Compensation Committee is responsible for overseeing the compensation strategy of the Company and for the oversight and administration of the Company's compensation programs. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; and makes recommendations to the Board regarding the compensation of the Chief Executive Officer.

Stock Option Committee

     The Stock Option Committee oversees and administers the Company's stock incentive plans. This includes selecting participants and the times at which options and other equity-based awards should be granted and the number of shares to be subject to each option or award. In addition, the Committee monitors aggregate share usage and potential dilution. The Committee makes all other determinations necessary or advisable for the administration of these stock incentive plans.

Corporate Governance Committee

     The Corporate Governance Committee, in consultation with the Chairman of the Board of Directors and Chief Executive Officer of the Company, makes recommendations to the Board regarding the size and composition of the Board; recommends to the Board criteria regarding the personal qualifications required for Board membership; establishes procedures for the nomination process and recommends candidates for election to the Board of Directors; determines and recommends to the Board appropriate compensation for Directors; evaluates the performance of the Board as a whole; evaluates Board practices and recommends appropriate changes to the Board; and considers various corporate governance issues, including those raised by Shareholders and other constituents and recommends appropriate responses to the Board.

Administration Committee

     The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between the meetings of the Board of Directors.

Director Nominations

     Nominations for Director candidates are determined by the Board of Directors after recommendation by the Corporate Governance Committee. The Corporate Governance Committee will consider nominations for Directors initiated by Shareholders. The Company's Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as Directors. These procedures generally provide that the notice of proposed Shareholder nominations for the election of Directors must be given in writing to the Secretary of the Company by the date on which a Shareholder proposal would be required to be submitted to the Company in order to be set forth in the Company's Proxy Statement, in accordance with SEC Rules. See also "PROPOSALS FOR 2003 ANNUAL MEETING." This notice generally must
(i) identify the name and address of the nominating Shareholder and nominee,
(ii) contain representations concerning the nominating Shareholder's ownership of Common Stock and intention to appear at the Meeting and make the nomination, and (iii) include all relevant information concerning the nominee and his or her relationship or transactions with the Company that are required to be disclosed in the Proxy Statement pursuant to SEC Rules.

COMPENSATION OF DIRECTORS

     Under the Company's Amended and Restated Non-Employee Directors Compensation Program, each non-employee Director is entitled to:

     - An annual cash retainer of $20,000 with an additional annual retainer of $3,000 for a Committee Chairperson. By making a prior, timely election, non-employee Directors may defer any cash fee as of the time the fee is payable into the Company's Common Stock units payable in cash and/or into cash deferrals which bear interest at the prime rate plus one percent (1%). The cash deferrals may be reallocated among other investment alternatives made available for cash deferrals under the Amended and Restated Non-Employee Directors Compensation Program.

     - An automatic annual grant of options to purchase 20,000 shares of Common Stock. Each option grant vests in equal installments over five years and permits the holder to purchase shares at their fair market value on the date of grant, which was $5.52 in the case of the options granted on June 14, 2001. Each option expires at the earlier of ten years after the date of grant or one year after the non-employee Director ceases to serve for any reason except in the case of mandatory retirement as described below. The options will vest in full upon the death or disability of the non-employee Director or a change in control of the Company, and, in the event of termination of service for reasons other than death, disability or mandatory retirement, the options will vest pro-rata based on the period of service through the date of termination, or as otherwise determined by the Board. The Amended and Restated Non-Employee Directors Compensation Program further provides that unvested options will not be forfeited upon a mandatory retirement but will continue to become exercisable at the times the options would have vested had the non-employee Director not been required to retire. The non-employee Director will have a period of one year following vesting to exercise each portion of his or her option that becomes exercisable during this post-retirement period.

     - For newly elected non-employee Directors, a one-time grant of 10,000 shares of restricted stock which will vest in equal amounts over three years. The restricted stock will also vest in full upon the death or disability of a non-employee Director or a change in control of the Company. In the event of termination of service as a non-employee Director for reasons other than death, disability or voluntary resignation, the restricted stock will vest as though the non-employee Director served through the anticipated date of the next Annual Meeting of Shareholders following termination of service, or as otherwise determined by the Board.

     Directors who are also employees of the Company receive no additional compensation for services as a Director or Chairman of the Board.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation earned or paid during each of the Company's last three fiscal years (ended February 2, 2002 ("2002 fiscal year"), February 3, 2001 ("2001 fiscal year") and January 29, 2000 ("2000 fiscal year")) to the Company's Chief Executive Officer, each of the Company's four other most highly compensated Executive Officers who were serving in such capacities at the end of the 2002 fiscal year based on salary and bonus earned during the 2002 fiscal year, and Diane V. Missel and Jeffery A. Warzel, employees of the Company whose salary and bonus earned during the 2002 fiscal year, but for the fact they were not serving as Executive Officers at the end of the 2002 fiscal year, would have placed them among the four most highly compensated Executive Officers, excluding the Chief Executive Officer.

                                                                                      LONG-TERM COMPENSATION
                                                                                   -----------------------------
                                                  ANNUAL COMPENSATION                         AWARDS
                                       -----------------------------------------   -----------------------------
                                                                    OTHER ANNUAL                      SECURITIES    ALL OTHER
NAME AND                     FISCAL                                 COMPENSATION   RESTRICTED STOCK   UNDERLYING   COMPENSATION
PRINCIPAL POSITION           YEAR(1)   SALARY($)(2)   BONUS($)(3)      ($)(4)       AWARD(S)($)(5)    OPTIONS(#)      ($)(6)
------------------           -------   ------------   -----------   ------------   ----------------   ----------   ------------
Dorrit J. Bern.............   2002      $1,000,000     $300,000       $ 63,566        $1,644,000       200,000       $ 80,458
Chairman of the Board         2001       1,019,231      628,800         66,768                --       200,000        112,998
President and Chief           2000       1,000,000      900,000         64,805         1,012,500            --        109,854
Executive Officer
Diane V. Missel............   2002         394,000      153,875             --            58,500        66,000         16,630
President --                  2001         356,731      171,336             --                --        60,000          7,608
Lane Bryant                   2000         289,000      175,000             --                --            --             --
Jeffery A. Warzel..........   2002         304,000      143,376             --            26,000        30,000          3,456
Sr. Vice President --         2001         265,000       75,918             --            20,438            --             --
Chief Administrative          2000          20,000                          --                --        30,000             --
Officer -- Lane Bryant
Eric M. Specter............   2002         355,000      100,000             --            58,500        66,000         27,186
Executive Vice                2001         346,539      174,080             --            61,313        66,000         28,365
President and Chief           2000         315,000      236,250             --            39,875        83,000         20,428
Financial Officer
Erna Zint..................   2002         400,000           --        191,606            39,000        44,000             --
Executive Vice                2001         407,692      202,400        181,795            40,875        44,000             --
President -- Sourcing         2000         400,000      300,000        151,051            27,188        55,000             --
Colin D. Stern.............   2002         332,000       50,000             --            39,000        44,000         51,786
Executive Vice                2001         326,154      163,840             --            40,875        44,000         47,400
President, General            2000         300,000      181,200             --            27,188        55,000         32,038
Counsel and Secretary
Anthony A. DeSabato........   2002         355,000           --             --            58,500        66,000         31,854
Executive Vice                2001         346,539      173,349             --            61,313        66,000         35,247
President and                 2000         290,000      224,000             --            27,188        55,000         21,863
Corporate Director of
Human Resources

---------------

(1) The Company has a 52-53 week fiscal year ending the Saturday nearest January
    31. The Company had a 53 week fiscal year for the fiscal year ended February 3, 2001. Accordingly, the amounts in the table for the fiscal year ended February 3, 2001 reflect compensation paid for a 53 week fiscal year.

(2) Includes all salary amounts deferred under qualified and non-qualified deferred compensation plans.

(3) Includes all annual bonus amounts deferred under qualified and non-qualified deferred compensation plans. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

                                             (notes continued on following page)

(4) The amount for the 2002 fiscal year with respect to Dorrit J. Bern includes $14,094 paid on her behalf for air travel commuting expenses between Ms. Bern's home in Illinois and the Company's main office in Pennsylvania and $49,472 attributable to her for the rent-free use of an apartment in Philadelphia, Pennsylvania. The amount for the 2002 fiscal year with respect to Erna Zint includes $184,000 paid on her behalf as a housing allowance for living accommodations in Hong Kong. No amount has been disclosed with respect to the other named Executive Officers in accordance with SEC Rules as the value of perquisites or other personal benefits received by each such Executive Officer does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Executive Officer.

(5) Included for the 2002 fiscal year are 300,000 restricted shares granted to Dorrit J. Bern and valued at $5.48 per share, the closing stock price on April 26, 2001. Also included are restricted shares granted to the other named Executive Officers valued at $6.50 per share, the closing stock price on February 23, 2001. The number of restricted shares granted to the other named Executive Officers are as follows: Diane V. Missel, 9,000; Jeffery A. Warzel, 4,000; Eric M. Specter, 9,000; Erna Zint, 6,000; Colin D. Stern, 6,000; and Anthony A. DeSabato, 9,000. Based on the closing price of $5.61 per share on February 1, 2002, the number of restricted shares held by each of the named Executive Officers still subject to risk of forfeiture and restrictions on transferability and the aggregate value of these awards at the end of the 2002 fiscal year were as follows: Dorrit J. Bern, 420,000 shares valued at $2,356,200; Diane V. Missel, 9,000 shares valued at $50,490; Jeffery A. Warzel, 5,800 shares valued at $32,538; Eric M. Specter, 21,000 shares valued at $117,810; Erna Zint, 14,100 shares valued at $79,101; Colin D. Stern, 14,100 shares valued at $79,101; and Anthony A. DeSabato, 18,900 shares valued at $106,029. These restricted shares generally vest in equal annual installments on the first five anniversaries of the date of grant except that the restricted share award of 300,000 shares to Dorrit J. Bern on April 26, 2001 vests in equal annual installments of 90,000 shares each on the third and fourth anniversaries of the date of grant with the balance of 120,000 shares vesting on the fifth anniversary of the date of grant. Dividends are payable on restricted shares when, and if, dividends are paid on Common Stock.

(6) Included are contributions in the following amounts made or accrued by the Company under its qualified and non-qualified deferred compensation plans on behalf of the named Executive Officers during the 2002 fiscal year: Dorrit
    J. Bern, $29,917; Diane V. Missel, $16,630; Jeffery A. Warzel, $3,456; Eric
    M. Specter, $13,533; Erna Zint, $0; Colin D. Stern, $17,939; and Anthony A. DeSabato, $12,033. In addition, the Company has enabled Dorrit J. Bern, Eric
    M. Specter, Colin D. Stern and Anthony A. DeSabato to obtain life insurance pursuant to "Split Dollar" arrangements. The Company is the beneficiary under such policies to the extent of the premiums paid by it. Accordingly, the economic value of this benefit included with respect to the 2002 fiscal year is as follows: Dorrit J. Bern, $50,541; Eric M. Specter, $13,654; Colin
    D. Stern, $33,847; and Anthony A. DeSabato, $19,822.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to options granted to the named Executive Officers during the 2002 fiscal year. The table indicates the potential realizable value of options granted during the 2002 fiscal year assuming the options are exercised immediately prior to their expiration date and assuming the occurrence of the specified compounded rates of appreciation of the Company's Common Stock over the term of such options. The potential realizable value of such options is approximately equal to the amount a purchaser of Common Stock would realize, exclusive of brokerage commissions, assuming (i) the purchase of an equivalent number of shares of Common Stock at the closing market price on the date of grant of the options depicted, (ii) the sale of such shares immediately prior to the expiration date of such options at the closing market price on such date, and (iii) the occurrence of the specified compounded rates of appreciation of the Common Stock over such holding period. This table is presented solely for purposes of complying with SEC Rules, and there can be no assurance that the optionees or any purchaser of the Common Stock under the circumstances described herein will actually realize the returns assumed in this table under the circumstances depicted or under any other circumstances. The actual amounts, if any, realized by an optionee or the purchaser of Common Stock will be dependent upon a number of factors, including the future performance of the Company and overall stock market conditions.

                                               INDIVIDUAL GRANTS
                                -----------------------------------------------
                                NUMBER OF    % OF TOTAL                           POTENTIAL REALIZABLE VALUE
                                SECURITIES    OPTIONS                               AT ASSUMED ANNUAL RATES
                                UNDERLYING   GRANTED TO                           OF STOCK PRICE APPRECIATION
                                 OPTIONS     EMPLOYEES    EXERCISE                    FOR OPTION TERM(1)
                                 GRANTED     IN FISCAL     PRICE     EXPIRATION   ---------------------------
NAME                              (#)(2)        YEAR       ($/SH)       DATE         5%($)         10%($)
----                            ----------   ----------   --------   ----------   -----------   -------------
Dorrit J. Bern................   200,000        7.9%        6.50      2/23/11      $817,563      $2,071,865
Diane V. Missel...............    66,000        2.6%        6.50      2/23/11       269,796         683,716
Jeffery A. Warzel.............    30,000        1.2%        6.50      2/23/11       122,634         310,780
Eric M. Specter...............    66,000        2.6%        6.50      2/23/11       269,796         683,716
Erna Zint.....................    44,000        1.7%        6.50      2/23/11       179,864         455,810
Colin D. Stern................    44,000        1.7%        6.50      2/23/11       179,864         455,810
Anthony A. DeSabato...........    66,000        2.6%        6.50      2/23/11       269,796         683,716

---------------

(1) The potential realizable value of the options depicted above does not take into account provisions of certain options providing for termination of the options following the termination of employment or the vesting requirements and risks of forfeiture of the options.

(2) All of these options to acquire shares of the Company's Common Stock are non-qualified options and were granted with an exercise price equal to the fair market value of the shares of Common Stock on the date of the grant. Such options become exercisable as to 20% of the shares subject thereto on each succeeding anniversary of the date of grant until the fifth anniversary at which time all options are fully vested. Such options have a term of ten years subject to earlier expiration at or following termination of employment in certain circumstances. The option exercise price may be paid in cash or, with the approval of the Stock Option Committee, in shares of Common Stock owned by the Executive Officer or a combination of cash and such shares. In the event of a change in control of the Company, any unexercisable portion of the options will become immediately exercisable. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements." An Executive Officer can elect to have the Company withhold shares upon exercise to satisfy tax withholding obligations.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below provides the following information with respect to options exercised by each of the named Executive Officers during the 2002 fiscal year:
(i) the number of shares of the Company's Common Stock acquired upon exercise of options during the 2002 fiscal year, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and unexercisable stock options held at February 2, 2002 and (iv) the aggregate dollar value of the in-the-money exercisable and unexercisable options at February 2, 2002.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                           FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                       SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                   ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ---------------   -----------   -----------   -------------   -----------   -------------
Dorrit J. Bern.......          --               --      1,080,000       320,000       $985,000       $     --
Diane V. Missel......          --               --         24,000       102,000             --             --
Jeffery A. Warzel....          --               --         12,000        48,000             --             --
Eric M. Specter......      15,000          $69,950        484,360       236,240        303,217        145,563
Erna Zint............          --               --        357,600       135,400        774,130         96,645
Colin D. Stern.......          --               --        561,400       189,100        257,630         96,645
Anthony A. DeSabato..          --               --        358,640       191,760        257,630         96,645

---------------

(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on February 1, 2002 was $5.61. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $5.61 multiplied by the number of shares of Common Stock underlying such options.

EMPLOYMENT, CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

     On October 12, 1999 Dorrit J. Bern entered into a new Employment Agreement (the "Bern Agreement") with the Company which replaced her prior Employment Agreement. Under the Bern Agreement, Ms. Bern continues to be employed as the Company's President and Chief Executive Officer at a minimum salary of $1,000,000 for a five-year term commencing October 12, 1999 and continuing from year to year thereafter unless either Ms. Bern or the Company gives the other notice of such party's intention not to renew the Bern Agreement. Ms. Bern is entitled to participate in the Company's Annual Incentive Plan. Her minimum targeted incentive opportunity in any one fiscal year will be 60% of her base salary and the maximum payout will be not less than 200% of her targeted incentive opportunity.

     Under the Bern Agreement, Ms. Bern was granted 200,000 restricted shares of the Company's Common Stock with a fair market value on the date of grant of $5.0625 per share, the closing price per Common Share on the Nasdaq National Market on October 12, 1999. The restricted shares vest in equal installments over five years subject to Ms. Bern's continued employment with the Company through the relevant anniversary date; provided, however, that all restrictions will lapse and the restricted shares will become fully vested upon a change in control which is defined in the award agreement and the Bern Agreement on substantially the same terms as are set forth in the agreements evidencing options granted under the 1993 Employees' Stock Incentive Plan as more fully described below, or if Ms. Bern resigns for Good Reason (as defined in the Bern Agreement), is terminated without Cause (as defined in the Bern Agreement), dies or is terminated by reason of her disability.

     The Bern Agreement requires that Ms. Bern receive annual grants of options to purchase a minimum of 200,000 shares of the Company's Common Stock under the Company's 1993 Employees' Stock Incentive Plan or any successor plan. These options vest in equal installments over five years, subject to Ms. Bern's continued employment with the Company through the relevant anniversary date; provided, however, that options will become fully vested upon a change in control or if Ms. Bern resigns for Good Reason or is terminated without Cause, dies or is terminated by reason of her disability. On February 11, 2002 Ms. Bern was granted options to purchase 600,000 shares of the Company's Common Stock at an exercise price of $6.00 per share. Such options have a three year term and vest on the first anniversary of the date of grant. This grant was made in lieu of her annual option grants under the Bern Agreement for fiscal years 2003 through 2005. The Stock Option Committee made similar grants of options to other key executives as well. The purpose of the grants was to focus the management team on integration and value creation following the Lane Bryant acquisition.

     The Bern Agreement also provides for Ms. Bern's participation in the Company's retirement, insurance and other benefit programs. In particular, the Company purchased a $4,000,000 split dollar life insurance policy on Ms. Bern's life. She is entitled to convert that policy to a "last to die" policy provided that such conversion does not increase the Company's costs, or diminish its rights, under the policy. Ms. Bern has since converted her policy to a "last to die" policy with a death benefit of $8,000,000.

     Ms. Bern's employment may be terminated (a) on her death or retirement, (b) in the event of her disability, (c) on her voluntary termination on at least ninety days prior notice, (d) by the Company without Cause, (e) by the Company for Cause, or (f) by Ms. Bern for Good Reason. On her death or on termination by reason of her disability, Ms. Bern will be entitled to her base salary for any days worked prior to the date of death or termination, and all other benefits that she is vested in pursuant to other plans and programs of the Company. If Ms. Bern is discharged for Cause or she resigns without Good Reason, her entitlement to further compensation generally will be limited to the receipt of her base salary through the effective date of termination, plus all other benefits to which she has a vested right at that time, except that in no event shall she be entitled to receive any annual bonus with respect to the fiscal year in which termination without Good Reason occurs. If Ms. Bern is discharged without Cause or she resigns for Good Reason, she will be entitled to receive in 24 equal monthly installments an amount equal to two times the sum of her annual base salary plus her targeted annual bonus established for the fiscal year in which her effective date of termination occurs, and she will be entitled to continuation of all health, welfare and benefit plan participation for two years following the effective date of termination (unless substantially similar benefits are provided by a successor employer). If, however, such discharge without Cause or resignation for Good Reason occurs within 24 calendar months following a change in control, Ms. Bern instead shall be entitled to (a) receive a lump sum amount equal to (i) three times the highest rate of her annualized base salary, (ii) three times the greater of her targeted annual bonus award established for the plan year in which her effective date of termination occurs or the plan year ending immediately prior to such effective date of termination, and (iii) her unpaid targeted annual bonus award established for the year in which her effective date of termination occurs pro-rated for the number of days completed during that fiscal year, and (b) continuation of the benefits of health care, life and accident insurance, and disability insurance coverage for three full years after the effective date of termination. In the event that a determination is made pursuant to the Internal Revenue Code of 1986 (the "Code"), as amended, that a golden parachute excise tax is due, the benefits provided to Ms. Bern under the Bern Agreement that are classified as "parachute payments" under the Code shall be limited to the amount just necessary to avoid the excise tax. However, this limitation will be applied only if it results in a greater net (of excise tax) cash benefit to Ms. Bern than she would receive had the benefits not been capped and an excise tax been levied. A non-renewal of the employment term by the Company will be treated as a termination without Cause for purposes of the Agreement. The Agreement requires the Company to pay up to $50,000 in legal fees if incurred by Ms. Bern to enforce the Agreement, and up to $50,000 in outplacement services, following termination by the Company without Cause or by Ms. Bern for Good Reason.

     During her employment and for a period of 24 months following Ms. Bern's termination of employment for any reason, she may not, among other things, be financially interested in or associated with any competitor of the Company in the United States in the procuring, sale, marketing, promotion or distribution of any product or product lines competitive with any product or product lines of the Company, nor may she attempt to induce certain employees to terminate their employment with the Company. As defined in the Bern Agreement, "competitor" means a chain of retail stores with 50 or more store locations, provided that the average square footage of the chain's stores is less than 15,000 square feet.

     On January 31, 2002 Erna Zint entered into a new Employment Agreement (the "Zint Agreement") with the Company which replaced her existing Employment Agreement. Under the Zint Agreement, Ms. Zint continues to be employed as the Company's Executive Vice President -- Sourcing at an annual salary of $400,000 for a term commencing January 30, 2002 and ending on March 31, 2003 (the "Term"). Ms. Zint is assigned to perform her duties under the Zint Agreement outside the United States, currently in Hong Kong. Ms. Zint's salary will be reviewed at least annually by the Company's Board of Directors to determine if an increase is appropriate, which increase is in the sole discretion of the Company's Board of Directors. Commencing with the fiscal year beginning February 3, 2002, Ms. Zint is entitled to receive additional compensation ("Performance Compensation") if the Company achieves certain performance objectives established under the Company's Annual Incentive Plan. The formula and standards for determining this Performance Compensation are determined by the Compensation Committee, but may not exceed 100% of Ms. Zint's annual base salary for the applicable year.

     Ms. Zint is entitled to certain benefits including, among others, a housing allowance of $15,334 per month during the Term of her employment, the payment of club membership fees and a round-trip airline ticket per year to Europe or the United States in connection with her annual leave which, when possible, will coincide with a business trip. The Zint Agreement also provides for Ms. Zint's participation in the Company's retirement, insurance and other benefit programs. The Company may terminate Ms. Zint's employment for Cause (as defined in the Zint Agreement). The Company may also terminate Ms. Zint's employment at any time during the Term upon written notice to Ms. Zint for any reason that does not constitute "Cause" provided that the Company pays to Ms. Zint the lesser of the amount to be paid during the remainder of the Term or one year's base salary (severance) at the rate in effect on the date of any such termination and continues to provide those benefits due to Ms. Zint under the Zint Agreement for the period of time covered by such severance. Ms. Zint has also agreed that, for a period of one year after the termination of her employment, she will not solicit the employment of any person who was employed by the Company or any of its affiliates or subsidiaries on a full or part-time basis at the time of Ms. Zint's termination unless such person was involuntarily discharged by the Company or such affiliate or subsidiary, without the prior consent of the Company.

     The Board of Directors has approved change in control agreements with certain named Executive Officers (Eric M. Specter, Erna Zint, Colin D. Stern and Anthony A. DeSabato) and other members of senior management designated by the Board. Ms. Bern is not a party to such an agreement as her employment relationship with the Company is governed by the Bern Agreement described above. These agreements provide for severance and other benefits if, within 24 months following the month in which a change in control of the Company (as discussed below) occurs, the Company terminates the executive's employment without cause or the executive terminates employment for "Good Reason" (as defined in the change in control agreements). If a termination following a change in control triggers benefits, the executive will receive:

     - a lump-sum payment of a pro-rated portion of target annual incentive compensation for the year in which the termination occurs.

     - a lump-sum payment equal to the sum of the executive's highest base salary and highest target annual incentive compensation, times a multiplier of two for more senior executives or one for other executives.

     - life, disability and health benefits following termination for a period of two years for more senior executives or one year for other executives.

     - payment of an allowance up to $30,000 for outplacement expenses.

     - payment of reasonable legal expenses to enforce the agreement up to $35,000.

     - acceleration of the vesting of the executive's entitlement to benefits under the executive's split-dollar life insurance and the payment of annual premiums with respect to that insurance.

     - if benefits are subject to the "golden parachute" excise tax, the benefits shall be limited to the amount just necessary to avoid the excise tax if such a limitation results in a greater net (of excise tax) cash benefit to the executive than he or she would have received had the benefits not been capped and an excise tax had been levied.

     The agreements obligate each executive not to disclose or use the Company's confidential or proprietary information during and after employment and not to attempt to induce any employee of the Company to terminate employment or interfere in a similar manner with the Company's business during and for 24 months after termination of the executive's employment.

     In addition, the stock options granted to each of the named Executive Officers under the Company's stock option plans provide that in the event of a change in control of the Company, the options become fully exercisable. For purposes of the stock option agreements and the change in control agreements, a "change in control" is generally defined as (i) an acquisition of shares resulting in an entity (but excluding certain entities) having at least 20% of the voting power of the Company, (ii) a change in the Board's membership whereby the current members, or those members elected or nominated by the current members, no longer constitute a majority as provided in the stock option agreement or two-thirds as provided in the change in control agreements, (iii) certain mergers, recapitalizations, or reorganizations, or (iv) a liquidation or sale of substantially all of the Company's assets (but excluding sales to certain parties).

     The information contained in this Proxy Statement with respect to the Audit Committee Report, the Report of the Compensation and Stock Option Committees of the Board of Directors on Executive Compensation and the Stock Performance Chart shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

         REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMPENSATION STRATEGY

     The primary objectives of the Compensation and Stock Option Committees of the Company's Board of Directors (collectively, the "Committee") are to assure that the Company's executive compensation and benefit program:

     - reflects the Company's unique, entrepreneurial and customer-focused orientation;

     - provides competitive compensation opportunities relative to retail industry organizations or other companies that may reasonably reflect its market for high caliber executive talent;

     - is effective in driving performance to achieve financial goals and create Shareholder value;

     - is cost-efficient and fair to employees, management and Shareholders; and

     - is well communicated and understood by program participants.

     The Committee, which is comprised of independent, non-employee Directors of the Company (see "ELECTION OF DIRECTORS -- Board Committees"), periodically engages an independent compensation and benefits consulting firm to review the Company's compensation and benefits program. In this regard consideration is given to:

     - business direction and strategy;

     - comparisons of compensation forms and levels with other retail companies or in industry more generally; and

     - interests of Shareholders, customers, communities, management and other employees.

     The Company's executive compensation and benefits program reflects its entrepreneurial business strategy and its need to attract and retain high quality key employees. The Company's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The program gives great weight to stock compensation opportunities intended to align management's interests with those of the Company's Shareholders. Combinations of cash and stock compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to the Company's business success.

     The Company's target total compensation opportunities (base salary, bonus and long-term incentives) for Executives are set to reflect the Company's size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of retail industry companies (the "Compensation Peer Group"), its markets for executive talent, and the expectation that the executive team should possess the necessary skills, experience and motivations to attain ambitious goals for business growth. Pay opportunities for specific individuals will vary based on skills, experience and assessments with respect to individual performance. Actual total compensation will vary above or below market standards based primarily on the attainment of operating goals and the creation of Shareholder value. In some instances the amount and structure of compensation results from negotiations with executives, which reflects an increasingly competitive market for quality managerial talent. To help attract and retain such talent, the Committee seeks also to provide a level of Company benefits in line with those of comparable publicly traded companies.

     Each year, the Committee reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that the Company's most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare Shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the retail apparel industry index in the graph under the caption "Comparison of Five-Year Cumulative Total Returns." See "STOCK PERFORMANCE CHART."

BASE SALARIES

     Executive base salaries reflect the Company's operating philosophy, culture and business direction, with each salary determined subjectively by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (corporate operating earnings), individual performance relative to job requirements, the Company's ability to attract and retain critical executives, and salaries paid for comparable positions within the Company's Compensation Peer Group. No specific weighting criteria are utilized among these factors. The Committee periodically evaluates market base salaries for comparable roles among retailers and general industry. Market pay levels and individual performance assessments are considered in evaluating incumbent salaries and possible adjustments.

ANNUAL INCENTIVE PLAN

     The fiscal 2002 annual incentive program established annual incentive opportunities for executives ranging from zero to a maximum 150% of salary at the end of the 2002 fiscal year. The amount of these incentive payments was dependent on the extent to which individual performance goals were met or exceeded and/or the extent to which the Company or a division of the Company achieved operating earnings goals (reflecting operating earnings growth). These goals were set in expectation of a stretch performance level (target performance) and were approved by the Compensation Committee before implementation.

     The target performance incentive payment opportunity for each named Executive Officer was based on factors similar to those used to determine base salary (discussed above) and ranged from 30% to 75% of fiscal year-end salaries. If minimum (threshold) performance was achieved, the level at which each Executive Officer could earn an incentive payment ranged from 15% to 37.5% of fiscal year-end salaries to a maximum incentive payment in a range from 45% to 150% of fiscal year-end salaries. These minimum and maximum payment levels were prescribed by the Compensation Committee at the beginning of the 2002 fiscal year. No awards may be paid out if operating earnings performance (reflecting operating earnings growth) or divisional performance does not reach the established minimum performance level.

     The annual incentive payment opportunities for Dorrit J. Bern, the Company's Chairman of the Board, President and Chief Executive Officer, were based entirely on the quantitative corporate operating earnings goal (reflecting corporate operating earnings growth). The annual incentive award opportunities for the other named Executive Officers (except for Diane V. Missel and Jeffery
A. Warzel) were based 70% on the quantitative corporate operating earnings goal (reflecting operating earnings growth) and 30% on performance relative to individual responsibilities and objectives as quantitatively and subjectively assessed by the Committee upon the recommendation of the Chief Executive Officer. The annual incentive award opportunities for Diane V. Missel and Jeffery A. Warzel were based 100% on a quantitative divisional operating earnings goal reflecting operating earnings growth after the assumption of their respective positions with Lane Bryant, Inc. on August 16, 2001. Prior to that time, the annual incentive award opportunities for Diane V. Missel were based 50% on a corporate operating earnings goal, 40% on a divisional operatings earnings goal and 10% on an individual goal while the annual incentive award opportunities for Jeffery A. Warzel were based 70% on a corporate operating earnings goal and 30% on an individual goal.

LONG-TERM INCENTIVE PLANS

     The Company's long-term executive incentive program currently consists of the following plans under which awards may be granted:

     - The 1993 Employees' Stock Incentive Plan (the "1993 Plan") authorizes the granting of a variety of stock-based awards. The Company has granted options with an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant ("Standard Options") up to target award levels to the named Executive Officers and other key employees. These option grants continue to align the major portion of long-term compensation opportunities with the creation of Shareholder value. The 2002 fiscal year grants of these options to the named Executive Officers generally become exercisable at the rate of 20% per year commencing with the first anniversary of the date of grant and thereafter on each succeeding anniversary of the date of grant. The 1993 Plan also authorizes grants of restricted shares of the Company's Common Stock. During the 2002 fiscal year, the Company granted 300,000 restricted shares to Dorrit J. Bern. See "Compensation of the Chief Executive Officer for the 2002 Fiscal Year". The Company has granted restricted shares to the other named Executive Officers to further align their compensation with Shareholder interests and to promote retention and long-term service. These restricted shares vest in installments over five years subject to the named Executive Officer's continued employment with the Company through the relevant anniversary date. See also "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements."

     - The 1988 Key Employee Stock Option Plan ("KESOP") authorizes the granting of "below market" options to key employees. In recent years, grants under the KESOP generally have been used as an important retention tool and as a recruiting tool to attract new employees. Options under the KESOP generally become exercisable in one-third increments at the end of the third, fourth and fifth years after the date of grant. No grants under the KESOP are currently made to the named Executive Officers.

     In accordance with its business strategy and compensation philosophy, the Company has granted Standard Options and restricted shares to the named Executive Officers to afford them an opportunity to participate in the Company's future growth and to focus them on their contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its Shareholders. Individual award sizes were evaluated primarily on incumbent performance assessments and impact potential on value creation initiatives. Aggregate share usage and dilution levels were also assessed and compared in relation to general industry and retail industry norms.

OTHER

     The Committee may, from time to time as warranted by business conditions and the Company's need to attract, retain or recognize the contributions of key executives, provide special incentive award opportunities to selected executives to secure the employment of such executives, retain such executives or reward such executives for contributions made to the Company's success over extended or extraordinary periods of service. In the 2002 fiscal year, the Committee granted Eric M. Specter and Colin D. Stern special bonuses of $100,000 and $50,000, respectively, in recognition of their respective contributions to the acquisition of Lane Bryant, Inc. See also "MANAGEMENT
COMPENSATION -- Employment, Change of Control and Severance Agreements."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR THE 2002 FISCAL YEAR

     On August 23, 1995 Dorrit J. Bern was appointed President, Chief Executive Officer and Vice Chairman of the Board of the Company. In order to attract Ms. Bern to the employ of the Company, the Committee provided her with a base salary of $1,000,000. This salary recognized the value of Ms. Bern's experience and skills in the industry and included a premium for moving to the Company during a period of exceptional business challenge from a highly stable employment situation. Ms. Bern's salary was not increased for the 2002 fiscal year and remains at $1,000,000. On October 12, 1999 Ms. Bern entered into a new Employment Agreement (the "Bern Agreement") with the Company at the same base salary of $1,000,000. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements."

     The Bern Agreement provides for the annual grant to Ms. Bern of options to purchase a minimum of 200,000 shares of the Company's Common Stock under the 1993 Plan or any successor plan. For the 2002 fiscal year, the grant of options to Ms. Bern to purchase 200,000 shares was made on February 23, 2001 at an exercise price of $6.50, the closing price per Common Share on the Nasdaq National Market on the date of grant. On the basis of the Committee's review of the Company's 2002 fiscal year operating earnings in relation to Ms. Bern's goals under the Annual Incentive Plan, no annual incentive payment was made to Ms. Bern under the Annual Incentive Plan. Ms. Bern did receive a special bonus of $300,000 in recognition of her leadership in, and contribution to, the acquisition of Lane Bryant, Inc.

     As part of the Committee's annual review of the Chief Executive Officer's performance and remuneration, the Committee considered the competitive posture of Ms. Bern's salary, annual and long-term incentive opportunities. Although base salary was found to be fully competitive, incentive compensation targets trailed market levels among a broad sample of retailers and across general industry. It was the judgment of the Committee that Ms. Bern's ongoing leadership and contribution to business revitalization warranted adjustments in target annual incentive amounts that bolster her performance-based pay opportunity. Annual incentive targets for fiscal 2002 were increased from 60% to 75% of salary. Maximum award amounts were similarly adjusted from 120% to 150% of salary. In addition, a special award of 300,000 restricted shares was granted on April 26, 2001 to elevate her ownership stake and to encourage continued service through the restriction periods. The restricted shares vest in equal annual installments of 90,000 shares each on the third and fourth anniversaries of the date of grant with the balance of 120,000 shares vesting on the fifth anniversary of the date of grant.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation. It limits to $1,000,000 the annual deductible compensation of each person who is, as of the end of the fiscal year , the chief executive officer or one of the four other highest compensated officers listed in the Summary Compensation Table. Certain forms of compensation are exempt from this deductibility limit, one of which is performance-based compensation under plans approved by Shareholders.

     The Committee recognizes that a portion of the compensation which was paid to Ms. Bern in the 2002 fiscal year does not qualify for deduction under Section 162(m). The Committee considered the deductibility of compensation under Section 162(m) in designing compensatory arrangements and assessing the cost to the Company of such compensatory arrangements and determined that the need to attract and retain top industry executive talent considerably outweighed deductibility considerations. The Committee therefore determined that it was necessary and in the best interests of the Company to authorize compensation for Ms. Bern that was, in part, in excess of the limitation on deductibility. As circumstances change, the Committee will determine what actions are appropriate in order to preserve tax deductibility of executive compensation paid by the Company.

     While the Annual Incentive Plan described above consists of performance-based awards, cash payments thereunder will not comply with the requirements for exemption from the deductibility limit under the Internal Revenue Service regulations. Standard Options granted in the 2002 fiscal year, and other awards such as restricted stock and options granted under the KESOP, to the extent made, will not meet the exemption requirements for performance-based compensation under Section 162(m).

                                          Compensation Committee and Stock
                                          Option Committee:

                                             Alan Rosskamm (Chairman)
                                             Joseph L. Castle, II
                                             Marjorie Margolies-Mezvinsky
                                             Kenneth S. Olshan
                                             Marvin L. Slomowitz

                            STOCK PERFORMANCE CHART

     The following graph shows a five-year comparison of cumulative total returns on Common Stock for the Company, the Dow Jones Retailers -- Apparel Index, and the Russell 2000 Composite Index. The Company's fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.

[Cumulative Graph]

     The chart above assumes $100 invested on February 1, 1997 in Charming Shoppes, Inc., the Dow Jones Retailer -- Apparel Index, and the Russell 2000 Composite Index and was plotted using the following data:

                                           02/01/97   01/31/98   01/30/99   01/29/00   02/03/01   02/02/02
                                           --------   --------   --------   --------   --------   --------
Charming Shoppes, Inc. ..................    $100       $ 86       $ 78       $137       $139       $118
Dow Jones Retailers -- Apparel Index.....    $100       $159       $268       $238       $276       $240
Russell 2000 Composite Index.............    $100       $118       $118       $142       $143       $139

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock of (1) each person or group known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock; (2) each Director individually; (3) each of the Company's named Executive Officers for the 2002 fiscal year, and (4) all current Directors, nominees and Executive Officers of the Company as a group. The number of shares beneficially owned is as of April 26, 2002, unless otherwise indicated, and all percentages are calculated based on the shares outstanding as of April 26, 2002.

                                                                  COMMON STOCK (1)
                                                              -------------------------
                                                               NUMBER OF     PERCENT OF
NAME OF BENEFICIAL OWNER                                      SHARES OWNED     CLASS
------------------------                                      ------------   ----------
Dorrit J. Bern..............................................     1,720,000(2)     1.5%
Joseph L. Castle, II........................................        74,275(3)     (13)
Marjorie Margolies-Mezvinsky................................        54,000(3)     (13)
Alan Rosskamm...............................................        48,734(3)     (13)
Kenneth S. Olshan...........................................        46,500(3)     (13)
Pamela S. Lewis.............................................        46,397(3)     (13)
Charles T. Hopkins..........................................        37,500(3)     (13)
Katherine M. Hudson.........................................        27,000(3)     (13)
Marvin L. Slomowitz.........................................        24,000(3)     (13)
Eric M. Specter.............................................       582,307(4)     (13)
Colin D. Stern..............................................       505,794(4)     (13)
Erna Zint...................................................       420,900(4)     (13)
Anthony A. DeSabato.........................................       346,021(4)     (13)
Diane V. Missel.............................................        60,086(4)     (13)
Jeffery A. Warzel...........................................        27,795(4)     (13)
First Pacific Advisors, Inc. ...............................    12,004,297(5)    10.5%
ICM Asset Management, Inc. .................................     9,757,291(6)     8.8%
The Limited, Inc. ..........................................     9,526,035(7)     8.6%
Snyder Capital Management, Inc. ............................     8,996,750(8)     8.1%
Royce & Associates, Inc. ...................................     8,347,783(9)     8.2%
FMR Corp. ..................................................     7,948,150(10)     7.1%
Dimensional Fund Advisors, Inc..............................     6,762,300(11)     6.1%
All current Directors, Nominees and Executive Officers as a
  Group (18 persons)........................................     4,388,966(12)     3.8%

---------------

 (1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them.

 (2) Includes 420,000 shares of restricted stock subject to risk of forfeiture and restrictions on transferability. Also includes 820,000 shares as to which Ms. Bern holds options exercisable within sixty days.

 (3) Includes 24,000 shares for Mr. Castle, 54,000 shares for Ms. Margolies-Mezvinsky, 24,000 shares for Mr. Rosskamm, 24,000 shares for Mr. Olshan, 42,000 shares for Dr. Lewis, 24,000 shares for Mr. Hopkins, 12,000 shares for Ms. Hudson and 24,000 shares for Mr. Slomowitz as to which such persons hold options exercisable within sixty days. Also includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Olshan, 3,334 shares; Mr. Hopkins, 3,334 shares and Ms. Hudson, 6,667 shares.

                                                  (notes continued on next page)

 (4) Includes 538,000 shares for Mr. Specter, 480,200 shares for Mr. Stern, 397,400 shares for Ms. Zint, 300,400 shares for Mr. DeSabato, 37,200 shares for Ms. Missel, and 18,000 Shares for Mr. Warzel as to which such persons hold options exercisable within sixty days. Also includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Specter, 26,000 shares; Mr. Stern, 20,400 shares; Ms. Zint, 15,400 shares; Mr. DeSabato, 24,600 shares; Ms. Missel, 16,200 shares; and Mr. Warzel, 8,500 shares.

 (5) The source of this information is a Schedule 13G dated February 11, 2002 filed by First Pacific Advisors, Inc. ("FPAI") reporting beneficial ownership at December 31, 2001. The Schedule 13G reported that FPAI had shared power to vote or direct the vote of 5,200,888 shares of Common Stock and shared power to dispose or direct the disposition of 12,004,297 shares of Common Stock. The address of FPAI is 11400 W. Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

 (6) The source of this information is a Schedule 13G dated February 5, 2002 filed by ICM Asset Management, Inc. ("ICM"), a registered investment advisor, reporting beneficial ownership at December 31, 2001. The Schedule 13G reported that it had shared power to vote or direct the vote of 6,209,941 shares of Common Stock and shared power to dispose or direct the disposition of 9,757,291 shares of Common Stock. The Schedule 13G states that James M. Simmons, President of ICM, is also a beneficial owner of the shares beneficially owned by ICM. The address of ICM Asset Management, Inc. is 601 W. Main Avenue, Suite 600, Spokane, WA 99201.

 (7) The source of this information is a Schedule 13G dated February 13, 2002 filed by The Limited, Inc. (the "Limited"), reporting beneficial ownership as of December 31, 2001. The Limited reported that it had sole power to vote or direct the vote of 9,526,035 shares and sole power to dispose or direct the disposition of 9,526,035 shares. The address of the Limited is Three Limited Parkway, Columbus, OH 43230. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Arrangements with the Limited, Inc."

 (8) The source of this information is a Schedule 13G filed February 14, 2002 by Snyder Capital Management, Inc. ("SCMI") and Snyder Capital Management, L.P. ("SCMLP") reporting beneficial ownership at December 31, 2001. The
     Schedule 13G reported that SCMI and SCMLP each had shared power to vote or direct the vote of 8,256,650 shares of Common Stock and shared power to dispose or direct the disposition of 8,996,750 shares of Common Stock. SCMI is wholly owned by Nvest Holdings, Inc., a wholly owned subsidiary of Nvest Companies, L.P. ("Nvest"), which is owned indirectly through various intermediate companies by Caisse Nationale des Consignations, which is supervised by the government of France. Nvest is the sole limited partner of SCMLP. SCMI and SCMLP report that Nvest and its controlling entities do not have any direct or indirect control over the securities held in accounts managed by SCMI and SCMLP. The address of SCMI and SCMLP is 350 California Street, Suite 1460, San Francisco, CA 94104.

 (9) The source of this information is a Schedule 13G dated February 7, 2002 filed by Royce & Associates, Inc. ("Royce"), a registered investment advisor, reporting beneficial ownership at December 31, 2001. The Schedule 13G reported that Royce had the sole power to vote or direct the vote of 8,347,783 shares of Common Stock and the sole power to dispose or direct the disposition of 8,347,783 shares of Common Stock. The address of Royce is 1414 Avenue of the Americas, New York, NY 10019.

(10) The source of this information is a Schedule 13G dated February 14, 2002 filed by FMR Corp. and certain other persons reporting beneficial ownership as of December 31, 2001. FMR Corp. reported that it had sole power to dispose or direct the disposition of 7,948,150 shares (with no voting power over any shares). This Schedule 13G reported that Edward C. Johnson, 3rd, Abigail P. Johnson, and certain unnamed members of the Johnson Family and other persons form a controlling group with respect to FMR Corp. and that Mr. Johnson and Ms. Johnson each had beneficial ownership of 7,948,150 shares (which shares are the same shares as those beneficially owned by FMR Corp.), including sole dispositive power over 7,948,150 shares. The 7,948,150 shares include 715,550 shares which may be acquired by conversion of $5,338,000 principal amount of the Company's 7.5% Convertible Subordi-

                                                  (notes continued on next page)
     nated Notes due July 15, 2006 ("Convertible Debentures"). The Schedule 13G stated that Fidelity Management & Research Company ("FMRC"), a wholly owned subsidiary of FMR Corp. and a registered investment advisor, beneficially owned 7,948,150 shares or 7.1% of the outstanding class of Common Stock including 715,550 shares that may be acquired upon conversion of Convertible Debentures in the principal amount of $5,338,000 (all of which shares are included in the shares beneficially owned by FMR Corp.). The address of FMR Corp. and its affiliates is 82 Devonshire Street, Boston, MA 02109.

(11) The source of this information is a Schedule 13G dated January 30, 2002 filed by Dimensional Fund Advisors, Inc. ("Dimensional") reporting beneficial ownership at December 31, 2001. The Schedule 13G reported that Dimensional had sole power to vote or direct the vote of 6,762,300 shares of Common Stock and sole power to dispose or direct the disposition of 6,762,300 shares of Common Stock. Dimensional is a registered investment advisor, and the reported shares are owned by certain investment companies, trusts and accounts for which Dimensional acts as investment advisor or investment manager. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(12) Includes 3,126,000 shares as to which Directors and Executive Officers hold options exercisable within sixty days and 574,435 shares of restricted stock subject to risk of forfeiture and restrictions on transferability.

(13) Does not exceed one percent of the outstanding class of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ARRANGEMENTS WITH THE LIMITED, INC.

Background

     On August 16, 2001, the Company, pursuant to a stock purchase agreement, acquired 100% of the outstanding stock of Lane Bryant, Inc. ("Lane Bryant") from a subsidiary of The Limited, Inc. ("The Limited") for cash of $280,000,000 and an aggregate of 9,525,993 shares of Common Stock of the Company (the "Shares"). The Company also granted The Limited certain registration rights, whereby the Company undertook to use its best efforts to cause a shelf registration statement for the Shares to become effective under the Securities Act of 1933 within 11 months following the closing under the stock purchase agreement.

     As of the date of the acquisition, Lane Bryant operated 651 retail apparel stores in 46 states, specializing in fashion apparel and related accessories for women wearing plus-sizes 14 and greater.

     As a result of this transaction, The Limited beneficially owns approximately 8.6% of the outstanding shares of Common Stock of the Company.

Services Agreement

     In connection with the Lane Bryant acquisition, on August 16, 2001 LBH, Inc., a subsidiary of the Company that was acquired in this transaction, entered into a services agreement with The Limited and certain of its affiliates under which LBH, Inc. receives certain transitional services, including data center processing of Lane Bryant business applications such as store polling and support of store systems, continuation of contract services with vendors for voice and data networks, and conversion services, through October 2, 2002. LBH, Inc. has begun moving all of the Lane Bryant business applications and processes from The Limited to the Company's platform and the Company expects the transition to be completed by October 2, 2002. The Company has guaranteed the obligations of LBH, Inc. under the services agreement. The services agreement includes certain cross-indemnification arrangements between LBH, Inc. and The Limited. The cost of such services to be charged to LBH, Inc. is intended to approximate The Limited's cost in providing the relevant services. For the period August 16, 2001 through February 2, 2002, LBH, Inc. paid The Limited an aggregate of $16,200,000 for such services. Other transitional services provided by The Limited have terms ranging from one month to 36 months, and the Company expects that approximately

$25,700,000 and $19,600,000, will be paid during the fiscal years ending February 1, 2003 and January 31, 2004, respectively, to The Limited under these agreements before their expiration dates with notice.

Headquarters Lease

     In connection with the Company's acquisition of the Lane Bryant business from The Limited, on August 16, 2001 the Company, as guarantor, and Lane Bryant entered into a lease agreement with Distribution Land Corp., an affiliate of The Limited, under which Lane Bryant has leased a distribution center and office space near Columbus, Ohio for a period of three years. The lease agreement includes certain cross-indemnification arrangements between Lane Bryant and Distribution Land Corp. The current monthly rental is $393,000 and is subject to annual Consumer Price Index adjustments. For the period August 16, 2001 through February 2, 2002, the Company paid Distribution Land Corp. an aggregate of $1,268,000 under the Lease Agreement.

Master Sublease

     In connection with the Company's acquisition of the Lane Bryant business from The Limited, on August 16, 2001 the Company, as guarantor, and Lane Bryant entered into a Master Sublease with The Limited pursuant to which Lane Bryant subleased 207 retail properties from The Limited under a Master Sublease. The Limited is the guarantor of the leases underlying the Master Sublease, and the Company has agreed to reimburse The Limited for any obligations arising from such leases. The cost of the sublease for each property subject to the Master Sublease is generally the cost incurred by The Limited under the prime lease for such property. For the period August 16, 2001 through February 2, 2002, the Company has paid an aggregate of $12,100,000 under the Master Sublease. The stores subject to the Master Sublease had been operated as Lane Bryant stores before the acquisition. In connection with the Company's agreement to reimburse The Limited for obligations under the leases, the Company has agreed with The Limited to certain limitations on its ability to incur debt, make distributions to its shareholders, and purchase its own shares. These limitations will continue until The Limited's liability for the leases falls below a certain level or in certain other circumstances.

Store Leases Agreement

     In connection with the Company's acquisition of the Lane Bryant business from The Limited, on August 16, 2001 Lane Bryant entered into a Store Leases Agreement with The Limited and certain of its subsidiaries pursuant to which Lane Bryant subleases certain shared and adjacent facilities from the applicable subsidiary of The Limited. The Store Leases Agreement also provides for the parties to share the cost of permanently separating adjacent premises, with Lane Bryant's share of the cost not to exceed $250,000. In addition to other specific terms, the Store Leases Agreement includes certain cross-indemnification arrangements between Lane Bryant, The Limited and certain of its subsidiaries. With respect to each property that is the subject of this Store Leases Agreement, the term of such sublease shall extend until the expiration of the current term of the prime lease held by The Limited or its subsidiary that is applicable to such property. Under the Store Leases Agreement, Lane Bryant is responsible for its pro rata share (based on square feet occupied) of all costs and expenses under the applicable prime lease. For the period August 16, 2001 through February 2, 2002, the Company has paid The Limited and its subsidiaries an aggregate of $680,000 under the Store Leases Agreement.

Mast Industries, Inc.

     Mast Industries is a wholly owned subsidiary of The Limited. Lane Bryant purchases apparel products from Mast Industries pursuant to Lane Bryant's master sourcing agreement and purchase orders that are written in the normal course of business. For the period August 16, 2001 through February 2, 2002 the Company has paid Mast Industries $59,100,000 for apparel products.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 2002 fiscal year, Alan Rosskamm, Joseph L. Castle, II, Marjorie Margolies-Mezvinsky, Kenneth S. Olshan and Marvin L. Slomowitz served as members of the Compensation Committee and Stock Option Committee.

     Alan Rosskamm owned equity interests in an entity which owns a shopping center located in Napoleon, Ohio and in which the Company leases a store. The aggregate amount paid by the Company for the 2002 fiscal year with respect to the lease of such store was $11,000. Mr. Rosskamm disposed of his interest in the shopping center with effect from April 11, 2001. Mr. Slomowitz, a Director, owns equity interests in a partnership which owns a shopping center located in Pittston, Pennsylvania and in which the Company leases a store. The store opened on March 8, 2001. The rent charges are $64,000 per annum increasing by a specified percentage to the extent that sales revenue thresholds are exceeded. The Company believes that these leases and their transaction terms are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

                           RELATIONSHIP WITH AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended February 2, 2002. Ernst & Young LLP has no direct financial interest and no material indirect financial interest in the Company. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, or to answer appropriate questions.

     The Board of Directors selects the independent auditors of the Company upon recommendation by the Audit Committee. The Board has selected Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of the four Directors named below. Each member of the Committee is an independent director as defined by Nasdaq rules. The Committee has adopted a written Charter which has been approved by the Board of Directors.

     As noted in the Committee's Charter, the Company's management is responsible for preparing the Company's financial statements. The Company's independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. In carrying out its oversight responsibilities, the Committee does not provide any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

     The Committee has reviewed and discussed the audited financial statements with management. The Committee has also discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered the compatibility of non-audit services with the auditors' independence, and has discussed with the auditors the auditors' independence.

     Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002 for filing with the Securities and Exchange Commission. The foregoing report is provided by the following independent Directors, who constitute the Audit Committee:

                                          Charles T. Hopkins (Chairman)
                                          Joseph L. Castle, II
                                          Katherine M. Hudson
                                          Pamela S. Lewis

                             AUDIT AND RELATED FEES

     The following table sets forth the aggregate fees billed to the Company for services rendered for the fiscal year ended February 2, 2002 by the Company's principal independent auditors, Ernst & Young LLP:

------------------------------------------------------------------
  Audit Fees                                      $        764,332
------------------------------------------------------------------
  Financial Information Systems,
  Design and Implementation Fees                  $            -0-
------------------------------------------------------------------
  All Other Fees*                                 $        654,704
------------------------------------------------------------------

     * Includes audit-related fees of $343,687, which pertain primarily to statutory audits, benefit plan audits, SEC filings, and accounting and reporting consultations. The balance of $311,017 related primarily to tax consulting services.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     SEC rules require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on a review of reports filed by the Company on these individuals' behalf and written representations from them that no other reports were required, the Company believes that all Section 16(a) filing requirements have been met during calendar year 2001.

                       PROPOSALS FOR 2003 ANNUAL MEETING

     Any proposals of Shareholders that are intended to be presented at the Company's 2003 Annual Meeting of Shareholders, and included in the Company's proxy materials for that Meeting, must be received at the Company's principal executive offices no later than January 29, 2003 and must comply with all other applicable legal requirements in order to be included in the Company's Proxy Statement and Proxy Card for that Meeting. In addition, under the terms of the Company's Bylaws, a Shareholder who intends to present an item of business at the 2003 Annual Meeting of Shareholders, other than a proposal submitted for inclusion in the Company's proxy materials, must provide notice of such business to the Company after February 28, 2003 and on or before March 30, 2003 and must comply with all applicable requirements of the Company's Bylaws. See also "ELECTION OF DIRECTORS -- Board Committees."

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form will be borne by the Company. The solicitation will be conducted primarily by mail, although Directors, Officers and employees of the Company may solicit Proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

                                 OTHER BUSINESS

     The management of the Company knows of no other matters to be presented to the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card (namely Dorrit J. Bern and Joseph L. Castle,
II) to vote in accordance with their best judgment.

                             ADDITIONAL INFORMATION

     A copy of the Annual Report of the Company for the fiscal year ended February 2, 2002 which contains financial statements audited by the Company's independent auditors, accompanies this Proxy Statement.

     A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules thereto) will be furnished without charge to Shareholders upon written request to Colin D. Stern, Secretary, 450 Winks Lane, Bensalem, Pennsylvania 19020.

     The Report of the Compensation and Stock Option Committees of the Board of Directors on Executive Compensation, the Stock Performance Chart and the Audit Committee Report included in this Proxy Statement shall not be deemed "soliciting material" or otherwise deemed "filed" and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates these Reports or the performance graph by reference therein.

     It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy Card and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                          By Order of the Board of Directors

                                             COLIN D. STERN
                                             Secretary

Bensalem, Pennsylvania
May 29, 2002

                             CHARMING SHOPPES, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dorrit J. Bern and Joseph L. Castle, II, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. (the "Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 27, 2002 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR, ALL AS SET FORTH IN THE PROXY STATEMENT.

                           (continued on reverse side)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             CHARMING SHOPPES, INC.
                             THURSDAY, JUNE 27, 2002
                                   10:00 A.M.
                               LANE BRYANT OFFICES
                                5 LIMITED PARKWAY
                             REYNOLDSBURG, OH 43068

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

--------------------------------------------------------------------------------

Please mark
your votes as       [X]
in this example

1.  ELECTION OF CLASS C DIRECTORS         (INSTRUCTION:  TO WITHHOLD AUTHORITY
                                          TO VOTE  FOR ANY INDIVIDUAL NOMINEE,
                                          WRITE THAT NOMINEE'S NAME BELOW.)

      Vote FOR             Vote
    all nominees          WITHHELD        Dorrit J. Bern, Alan Rosskamm and
  (except as marked                       Kenneth S. Olshan
  to the contrary)

       ------             ------          --------------------------------------


                                          THE PROXIES ARE AUTHORIZED TO VOTE IN
                                          THEIR DISCRETION UPON SUCH OTHER
                                          MATTERS AS MAY PROPERLY COME BEFORE
                                          THE MEETING.

                                          The undersigned acknowledges receipt
                                          of the Annual Report, the Notice of
                                          Annual Meeting of Shareholders and
                                          the Proxy Statement, and revokes all
                                          previously granted Proxies.

                                          DATED:                          , 2002
                                                --------------------------

                                          --------------------------------------
                                                       Signature

                                          --------------------------------------
                                                       Signature

                                          Note: Please date and sign as name
                                          appears hereon, and return promptly.
                                          If the stock is registered in the name
                                          of two or more persons, each should
                                          sign. Executors, administrators,
                                          trustees, guardians, attorneys and
                                          corporate officers should add their
                                          titles. Please note any change in your
                                          address as it appears on this Proxy.